NEWS RELEASE

MVB Financial Announces Solid Third Quarter and Continued Deposit Growth

The following compares the third quarter 2016 results to the third quarter of 2015

•	Net income increased 64.30 percent to $2.3 million

•	Net loans increased 8.05 percent to $1.067 billion

•	Total deposits grew 10.66 percent to $1.127 billion

•	Total assets increased 12.40 percent to $1.469 billion

•	Total noninterest income increased 48.18 percent to $12.53 million

•	Net interest income increased by 18.97% to $10.73 million

•	Mortgage fee income increased 19.13% to $10.67 million

FAIRMONT, W.Va., (November 3, 2016) – MVB Financial Corp. (OTC Markets Group OTCQB: MVBF), today announced results for the third quarter ended September 30, 2016. MVB Financial Corp. and its subsidiaries – MVB Bank, Inc., MVB Insurance, and MVB Mortgage (collectively "MVB") – reported net income of $2.3 million, a 64% increase over the same period during the prior year. Earnings per share for the quarter ended September 30, 2016 was $0.25, a 56% increase over the same period of the prior year. Net income through the first nine months of 2016 was $10.6 million, which included $6.7 million in net income from continuing operations. Earnings per share through the first nine months of the year was $1.22, including $0.73 from continuing operations.
“MVB’s third quarter results reflect continued effective execution of our strategic plan to diversify revenues, strengthen our core deposits base and sustain strong balance sheet growth.” said Larry F. Mazza, CEO, “We are confident in the remainder of 2016 and the entire MVB team continues to be focused on furthering long-term shareholder value through our service to clients and the communities we serve.”

Comparing linked quarter results from the third quarter 2016 to the second quarter 2016:

•	Net loans decreased $11.49 million or 1.07 percent

•	Deposits increased 5.58 percent, or $59.5 million

•	Net interest income decreased 0.12 percent

•	Noninterest income increased by 4.37 percent

•	Noninterest expense increased 5.54 percent, or $1.0 million

Other notable items in third quarter 2016:

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In August, the MVB Board of Directors declared a quarterly cash dividend of $0.02 per share to shareholders of record on September 1, 2016. The dividend was paid on September 15, 2016. Dividends have been consistently paid to shareholders dating back to 2008.

•
In September, the MVB Board of Directors announced the appointment of new board member, Gary A. LeDonne. Mr. LeDonne is a retired partner in the Big 4 accounting firm EY and is now an Executive in Residence and professor at West Virginia University and brings extensive financial and accounting knowledge and solid experience to the Board. Mr. LeDonne's Board term is subject to the approval of the shareholders of MVB at the 2017 annual meeting.

•	BauerFinancial, Inc., a leading national bank rating and research firm, again recognized MVB Bank as a 5-Star Superior bank, indicating MVB Bank’s safety, soundness and financial strength.

About MVB Financial Corp.
MVB Financial Corp. (OTCQB: MVBF) is a financial holding company headquartered in Fairmont, W.Va. Through its subsidiary, MVB Bank, Inc., and the bank’s subsidiaries, MVB Mortgage and MVB Insurance, the company provides financial services to individuals and corporate clients in the Mid-Atlantic region.

The OTCQB is a market tier operated by the OTC Market Group Inc., for over-the-counter traded companies that are current in their reporting with a U.S. regulator.

For more information, please visit ir.mvbbanking.com.

Forward-Looking Statements
All statements other than statements of historical fact included herein are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934. Such information involves risks and uncertainties that could result in the actual results of MVB Financial Corp. ("MVB Financial" or the "Company") differing materially from those projected in the forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to: (i) the Company may incur loan losses due to negative credit quality trends in the future that may lead to deterioration of asset quality; (ii) the Company may incur increased charge-offs in the future; (iii) the Company could have adverse legal actions of a material nature; (iv) the Company may face competitive loss of customers; (v) the Company may be unable to manage its expense levels; (vi) the Company may have difficulty retaining key employees; (vii) changes in the interest rate environment may have results on the Company's operations materially different from those anticipated by the Company's market risk management functions; (viii) changes in general economic conditions and increased competition could adversely affect the Company's operating results; (ix) changes in other regulations, government policies, and application of regulations affecting bank holding companies and their subsidiaries, including changes in monetary policies, may negatively impact the Company's operating results and that could negatively impact or preclude current and future acquisition activities; (x) the effects of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III may adversely affect the Company; (xi) the risk that the benefits from any acquisitions may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, the degree of competition in the geographic and business areas in which the Company operates and integration factors; (xii) diversion of management time on acquisition or diversified growth issues; and (xiii) other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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